                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant                        [X]
Filed by a party other than the Registrant     [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11 or Section 240.14a-12


                         MEDICAL ACTION INDUSTRIES INC.
                (Name of Registrant as Specified in its Charter)

                             RICHARD G. SATIN, ESQ.
                        VICE PRESIDENT & GENERAL COUNSEL

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:


    ----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:


    ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


    ----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:


    ----------------------------------------------------------------------------

(5) Total fee paid:


    ----------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

(1)   Amount previously paid:


    ----------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:


    ----------------------------------------------------------------------------

(3) Filing party:


    ----------------------------------------------------------------------------

(4) Date filed:


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


                         MEDICAL ACTION INDUSTRIES INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 17, 1999

                            -------------------------


To the Stockholders of
MEDICAL ACTION INDUSTRIES INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on August 17, 1999 at the offices of the Company, 150 Motor Parkway, lower level, Hauppauge, New York at 9:00 a.m. (the "Annual Meeting"), for the following purposes:

         1. To elect one director to serve in Class III until the Annual Meeting of Stockholders in 2002;

         2. To consider and act upon the ratification of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ended March 31, 2000; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on June 21, 1999 shall be entitled to vote at the Annual Meeting.


                                          By Order of the Board of Directors,
                                          Richard G. Satin
                                          Vice President of Operations
                                          and General Counsel



Dated:  Hauppauge, New York
        July 1, 1999

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE DO HOPE THAT YOU WILL ATTEND, BUT IF YOU DO NOT INTEND TO BE PRESENT IN PERSON, PLEASE MARK, SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A STAMPED REPLY ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                         MEDICAL ACTION INDUSTRIES INC.

                                150 Motor Parkway
                            Hauppauge, New York 11788

                            ------------------------

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held August 17, 1999

                             -----------------------


         This Proxy Statement is furnished to stockholders of MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 150 Motor Parkway, lower level, Hauppauge, New York 11788, on Tuesday, August 17, 1999 at 9:00 a.m., New York time, including any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about July 1, 1999.

         A stockholder who returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to the Company, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any stockholder attending the meeting and entitled to vote may vote in person whether or not said stockholder has previously submitted a proxy. Where no instructions are indicated, proxies will be voted for the nominees for Directors set forth herein and in favor of the other proposals described herein.

Voting Rights and Votes Required

         At the close of business on June 21, 1999, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding 8,595,289 shares of its Common Stock, par value $.001 per share ("Common Stock"). The holders of such Common Stock are entitled to one vote for each share held on such record date.

         Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Thus, abstentions will have no effect on the vote for election of Directors. Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares "entitled to vote" (other than for quorum purposes), will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

         Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of the record date certain information with regard to beneficial ownership of the Company's Common Stock by each beneficial owner of five percent or more of the Company's Common Stock known by management; each Director; each executive officer of the Company; and all executive officers and Directors of the Company as a group. For a description of the method used to determine such beneficial ownership, see footnote (2) to the following table.


                                      Amount and Nature
Name and Address                      of Beneficial                       Percent of Class
of Beneficial Owner                   Ownership (1) (2)                   If More than 1.0% (2)
-------------------                   --------------------                ---------------------
                                      Common Stock                        Common Stock
                                      --------------------                ---------------------
Paul D. Meringolo                      1,141,500 (3)(4)(7)                       12.2%
150 Motor Parkway
Hauppauge, New York

Richard G. Satin                         412,545 (3)                              4.7%
150 Motor Parkway
Hauppauge, New York

Daniel F. Marsh                          307,900 (3)                              3.5%
150 Motor Parkway
Hauppauge, New York

Eric Liu                                 183,000 (3)                              1.0%
150 Motor Parkway
Hauppauge, New York

Dr. Philip F. Corso                       23,000                                    -
1200 Post Road East
Westport, Connecticut

Dr. Thomas A. Nicosia                     12,000                                    -
1615 Northern Blvd.
Manhasset, New York

Bernard Wengrover                         58,000                                    -
100 Jericho Quadrangle
Jericho, New York

Joseph R. Meringola                    1,357,541 (5)(6)                          15.8%
12 Jefferson Street
Glen Cove, New York

Directors and Officers
as a Group (7 Persons)                2,137,945                                  21.3%
----------

(1) Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2) Each named person and all executive officers and Directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. Accordingly, the number of shares and percentage set forth opposite each stockholder's name in the above table include the shares of Common Stock issuable upon exercise of presently exercisable stock options under the Company's stock option plans, both with respect to the number of shares of Common Stock deemed to be beneficially owned and the adjusted percentage of outstanding Common Stock resulting from such right of exercise. However, the shares of Common Stock so issuable upon such exercise by any such stockholder are not included in calculating the number of shares or percentage of Common Stock beneficially owned by any other stockholder.

(3) Does not include 27,751 shares, 13,541 shares, 20,448 shares and 11,200 shares acquired by Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu, respectively, pursuant to the Medical Action Industries Inc. 401(K) Retirement Plan as of March 31, 1999.


(4) Includes 4,000 shares owned by Mr. Meringolo's children, as to which he disclaims beneficial ownership.

(5) Based upon filings made by Joseph R. Meringola with the Securities and Exchange Commission.

(6) Does not include 500,000 shares that are subject to an option granted to the Company's Chairman of the Board and President, Paul D. Meringolo. These options may be exercised on or before October 22, 2007 at $5.00 per share.

(7) Includes the right to acquire 500,000 shares pursuant to an option granted by Joseph R. Meringola, the Company's former Chairman of the Board.

                                   MANAGEMENT

Officers of The Company

         The Company's executive officers are as follows:


Name                                Age              Position Held with the Company
----                                ---              ------------------------------
Paul D. Meringolo                   41               Chairman of the Board (Chief Executive Officer)
                                                     And President

Richard G. Satin                    44               Vice President of Operations,
                                                     General Counsel and Corporate Secretary

Daniel F. Marsh                     41               Vice President of Sales and  Marketing

Eric Liu                            39               Vice President of International Operations



         All of the executive officers of the Company hold office at the pleasure of the Board of Directors.

         Mr. Daniel F. Marsh has been employed by the Company for more than the past five years in various sales and marketing positions. Mr. Marsh was appointed Vice President of Sales and Marketing in February, 1994 and for the period between April 1, 1993 until February, 1994 was Vice
President-International.

         Mr. Eric Liu has been employed by the Company for more than the past five years in various positions relating to the international procurement of raw materials and the manufacture of certain of the Company's products. Mr. Liu was appointed Vice President of International Operations on June 1, 1998. Mr. Liu received a Bachelor of Science degree from The National Taiwan Marine University and a Master of Science degree in Transportation Management from the State University of New York.

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides that the Board of Directors shall consist of between three and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board has currently been set at five. The director named below in Class III, who is presently a director of the Company, has been nominated for election as a director of the Company until the Annual Meeting of Stockholders in 2002 or until his successor is chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as director of the aforesaid nominee, unless he shall be unavailable, in which event such shares may be voted for substitute nominee(s) designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unavailable or, if elected, will decline to serve. The following table sets forth the directors of the Company.

         Class I                            Class II                          Class III
    (To Serve Until The                (To Serve Until The                (To Serve Until The
    Annual Meeting Of                  Annual Meeting Of                  Annual Meeting Of
    Stockholders in 2000)              Stockholders in 2001)              Stockholders in 1999)
    ---------------------              ---------------------              ---------------------
    Dr. Thomas A. Nicosia              Bernard Wengrover                  Dr. Philip F. Corso
    Richard G. Satin                   Paul D. Meringolo



Biographical Information

         The following information is submitted concerning each member of the Board of Directors.

         Paul D. Meringolo, a director and Chairman of the Board and Chief Executive Officer of the Company since October, 1997, has been employed by the Company for more than the past fifteen years in various executive positions. He also serves the Company as President (since November, 1992), and previously held the positions of Vice President of Operations from March, 1989 to October, 1991 and Senior Vice President (Chief Operating Officer) from October, 1991 to November, 1992.

         Mr. Richard G. Satin, previously a director of the Company from October, 1987 to February, 1992, was reappointed to the Board of Directors in February, 1993. Mr. Satin has been employed by the Company as Vice President and General Counsel since January, 1993 and has been Corporate Secretary of the Company since October, 1991. In February, 1994, Mr. Satin was appointed Vice President of Operations. Mr. Satin, a practicing attorney in the State of New York for more than the past fifteen years, was associated with the law firm of Blau, Kramer, Wactlar, Lieberman & Satin, P.C. from May, 1983 to January, 1993.

         Dr. Philip F. Corso, a director of the Company since March, 1984, has been associated with the Yale University School of Medicine for more than the past ten years and is presently an Assistant Clinical Professor of Surgery. In addition, Dr. Corso is Senior Attending and Emeritus Chief of Plastic Surgery at Bridgeport and Norwalk Hospitals in Connecticut. Dr. Corso has also published numerous articles in professional journals on plastic and reconstructive surgery. He is the Director of the Aesthetic Center for Plastic Surgery in Westport, Connecticut and is a member of numerous national and international plastic surgery societies.

         Dr. Thomas A. Nicosia, a director of the Company since November, 1985, has been a practicing cardiologist for more than the past ten years. Dr.
Nicosia is a fellow of the American College of Cardiology and is affiliated with North Shore University Hospital in Manhasset, New York and is the former President of the Medical Staff of St. Francis Hospital in Roslyn, New York.

         Mr. Bernard Wengrover, a director of the Company since October, 1990, has been a certified public accountant in the State of New York for more than the past twenty years. Mr. Wengrover was the Company's independent auditor from 1977 until March 31, 1989.

         The board of directors of the Company recommends a vote for Dr. Philip
F. Corso as Class III Director to hold office until the 2002 Annual Meeting of Stockholders and until his successor is elected and qualified.

Meetings of the Board Of Directors and Committees of the Board Of Directors

         The Board of Directors held four meetings during the fiscal year ended March 31, 1999. All directors attended 75% or more of the aggregate number of meetings of the Board and, except for Dr. Nicosia, the committees on which they serve.

         The Board of Directors has established the following committees, all of which consist of three non-employee directors, Mr. Wengrover, Dr. Corso and Dr. Nicosia, to perform certain specific functions. Included among the committees are an Audit Committee, a Compensation Committee and a Stock Option Committee. There is no Nominating Committee of the Board of Directors.

Audit Committee. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The Audit Committee held one meeting during the last fiscal year.

Compensation Committee. This Committee makes recommendations to the Board of Directors with respect to compensation for the executive officers of the Company and the Chief Executive Officer. The Compensation Committee met one time during fiscal year 1999.

Stock Option Committee. This Committee has reviewed and approved the grant of options pursuant to the Company's stock option plans for the Company's directors, officers and employees. The Committee held five meetings during the last fiscal year.

Directors' Compensation

         Directors' Fees. Non-employee Directors are currently paid $500 for each board meeting they attend. In addition, the Company has entered into a consulting agreement with Bernard Wengrover for the purpose of obtaining advice and counseling concerning strategic planning and financial and business matters. Mr. Wengrover is currently paid $24,000 per year for his services under this agreement.

         Stock Options. In August 1996, stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all Directors who are not also employees of the Company will be automatically granted each year at the Annual Meeting of Shareholders options to purchase 2,500 shares at the fair market value of the Company's Common Stock on the date of grant. All options are exercisable from the date of grant.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation of the Company's Chief Executive Officer ("CEO") and each of the Company's most highly compensated executive officers (referred to collectively with the CEO as the "named executives") during the years ended March 31, 1997, 1998 and 1999.


                                                     SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                             -------------------          ----------------------
                                                                                   Awards
                                                                          ----------------------
                                                                                                         LTIP         All Other
Name and Principal    Fiscal                           Other Annual   Restricted Stock                   Payments     Compensation
   Position(1)         Year   Salary($)     Bonus($)   Comp.($)(3)    Awards($)(4)       Options(#)(5)   ($)(6)       ($)(7)(8)
------------------    ------  ---------     --------   ------------   ----------------   -------------   ------       ------------
Paul D. Meringolo     1999     $229,337     40,000         --              --                65,000        --          $ 20,835
Chairman of the       1998      216,506         --         --              --                25,000        --            16,884
Board and CEO(1)      1997      181,808         --         --              --               160,000        --             8,117

Richard G. Satin      1999     $145,000     50,000         --              --                65,000        --            11,621
Vice President of     1998      145,000     37,500         --          25,450                25,000        --             9,882
Operations and        1997      145,000         --         --              --                85,000        --             7,164
General Counsel

Daniel F. Marsh       1999     $154,000     50,000         --              --                65,000        --             8,973
Vice President of     1998      154,000     37,500         --          20,900               100,000        --             7,603
Sales and             1997      154,000         --         --          23,750                60,000        --             2,752
Marketing

Eric Liu              1999     $110,000     20,000         --              --                65,000        --             1,380
Vice President of
International(2)
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes Chairman of the Board and CEO and the other most highly compensated executive officers as measured by salary and bonus. Paul D. Meringolo, the Company's President and Chief Operating Officer, was elected by the Board of Directors to the additional posts of Chairman and CEO in October 1997.

(2) Mr. Liu was elected by the Board of Directors to the position of Vice President of International Operations on June 1, 1998.

(3) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payment of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlements or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.

(4) Represents the dollar value of restricted shares granted during the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. The aggregate number of shares of restricted stock held by each named executive as of March 31, 1999, together with the value of those shares is as follows: Mr. Paul D. Meringolo - 99,500 shares/$ 273,625 ; Richard G. Satin - 62,000 shares/$170,500 and Daniel F. Marsh - 47,000 shares/$129,250. Except for the bonus shares granted to Mr. Marsh in fiscal 1997 and 1998 and Mr. Satin in fiscal 1998, which vest in two equal annual installments commencing on the first anniversary of the date of issuance, the shares of restricted stock vest in four equal installments (25% increments) on the second, third, fourth and fifth anniversaries of the date of issuance. Dividends are paid in shares of restricted stock if and to the extent paid on the Company's Common Stock generally.

(5) Includes shares subject to options granted to Messrs. Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu under the Company's 1994 Stock Incentive Plan and 1989 Non-Qualified Stock Option Plan.

(6) For 1999, 1998 and 1997, the Company had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.

(7) The Company has entered into an Employment Agreement with Mr. Paul D. Meringolo and Change of Control Agreements with Messrs. Paul D. Meringolo, Satin and Marsh that may result in payments to each of them upon a change of control of the

Company. These arrangements are described under "Management-Employment Agreement" and "Change of Control Arrangements".

(8) Includes, among other things, matching contributions under the Company's 401(K) Retirement Plan, the cost to the Company of the nonbusiness use of Company automobiles, interest-free loans and reimbursement of certain medical expenses which are payable to Mr. Paul D. Meringolo under his Employment Agreement.


Stock Option Information

         OPTION GRANT TABLE: The following table sets forth information concerning individual grants of stock options made to the named executives during the fiscal year ended March 31, 1999:

                             Individual Grants
                          ------------------------
                                     % Of Total                           Potential Realized Value at Assumed
                                     Options           Range of               Annual Rates of Stock Price
                          Options    Granted to        Exercise            Appreciation for Option Term (2)
                          Granted    Employees in       Prices            ------------------------------------
Name                      (Shares)   Fiscal 1999       ($/share)            5%($)             10%($)
-------------------------------------------------------------------------------------------------------------
Paul D. Meringolo          65,000       15%         $2.63 - $3.375         $57,522             $127,108
Richard G. Satin           65,000       15%         $2.63 - $3.375          57,522              127,108
Daniel F. Marsh            65,000       15%         $2.63 - $3.375          57,522              127,108
Eric Liu                   65,000       15%         $2.63 - $3.375          57,522              127,108

---------------------

(1) All of the options in the above table were non-statutory stock options awarded under the Company's 1994 Stock Incentive Plan and 1989 Non-Qualified Stock Option Plan. The stock options were granted to Messrs. Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu between May 1, 1998 and February 1, 1999 and will be exercisable to the extent of 50% one year from the date of grant and 100% two years from date of grant. The stock options were granted at the closing price of the Company's Common Stock as reported in the Wall Street Journal on the date of grant.

(2) The dollar amounts under the 5% and 10% columns in the table are the result of calculations required by the Securities and Exchange Commission (the "SEC") and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the named executives or other employees is possible without appreciation in the price of the Company's Common Stock, which will benefit all stockholders. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period.

         Aggregate Fiscal Year-end Option Value Table: The following table sets forth, with respect to the named executives, information concerning the exercise of options during the last fiscal year and unexercised options held as of March 31, 1999:


             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                                                    Value Of Unexercised
                                                        Number of Shares Underlying                 In-the-Money
                                                        Unexercised Options at Year End 1999        Options at Year 1999(2)
                        Shares                          ------------------------------------        ----------------------------
                        Acquired on     Value
Name                    Exercise(#)     Realized($)(1)      Exercisable    Unexercisable            Exercisable    Unexercisable
                        -----------     --------------      -----------    -------------            -----------    -------------
Paul D. Meringolo       50,000            $37,500              262,500         77,500                 $266,800       $  1,800
Richard G. Satin        25,000            $18,750              187,500         77,500                 $192,050       $  1,800
Daniel F. Marsh         15,000            $11,250              200,000         115,500                $190,300       $ 26,550
Eric Liu                10,000            $12,500              115,000         82,500                 $ 86,300       $  1,800

----------------
                                       7

 (1) The value realized is the spread between the fair market value of the underlying shares on the date of exercise.

 (2) These values are calculated by subtracting the exercise price from the fair market value of the Company's Common Stock as of fiscal year end.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's CEO and other executive officers of the Company. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

Compensation Policies

         The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent and to align the executive officers' interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officers with the opportunity to build a substantial ownership interest in the Company.

         The compensation of an executive officer of the Company includes cash compensation consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and restricted stock awards, and participation in various benefit plans generally available to employees of the Company.

         Although the compensation paid to each of the Company's executive officers is well below the $1 million deduction limit under the Internal Revenue Code of 1986 (the "Code"), the Company intends to take the necessary steps to conform its compensation to comply with the Code.

         Base Salary. Compensation for each of the named officers consists of a base salary and annual and longer-term incentive compensation. In the setting of base salaries, consideration is given to national and local salary surveys and review of salaries paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the particular geographic area. Annual and longer-term incentive compensation is tied to the Company's and the executive's success in achieving significant financial and non-financial goals.

         The Committee weighs the value of achievement of subjective factors such as demonstrated management ability, initiative and contributions toward the Company's goal of leadership within the industry in which it competes. The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside the Company's and the executive's control. The Committee recognizes that the operational challenges faced during unforeseen times or events are often valid reasons to modify what may otherwise be a negative result to the base salary decision.

         Finally, the Committee considers the individual executive's impact on those elements that contribute to increased stockholder value. The Committee's discretion usually determines the weighing of these various factors in its final determination of base salary development or adjustment.

         Incentive Compensation. In evaluating the performance and setting the incentive compensation of the executive officers of the Company, the Committee developed an incentive program predominantly predicated on the attainment of specific levels of revenue and pre-tax income for the Company. To a lesser extent, the Committee considers other managerial goals stated as objectively as possible. For the fiscal year ended March 31, 1999, incentive compensation was awarded to Messrs. Satin, Marsh and Liu as a result of the Company attaining specific levels of revenue and pre-tax income.

         Stock Options and Grants. The Committee periodically considers the desirability of granting senior executives, including the named executives, awards under the Company's stock plans. The Committee believes that its past grants of stock options and restricted stock awards have successfully focused the Company's senior management on building profitability and stockholder value.

         In determining the amount and nature of awards under such plans to be granted to the senior management group, including the named executives, the Committee takes into account the respective scope of accountability, strategies and operational goals and anticipated performance requirements and contributions of each member of the senior management group. Any award to the CEO is established separately and is based, among other things, on the Committee's analysis of his past and expected future contributions to the Company's achievement of its long-term performance goals.

CEO Compensation

         The Compensation Committee meets without the CEO present to evaluate his performance. When Paul D. Meringolo was elected to the additional posts of Chairman and CEO, his base salary remained the same, as he is being compensated pursuant to an employment agreement which presently covers the five year period ending March 31, 2002. For the fiscal year ended March 31, 1999, Mr. Meringolo was awarded incentive compensation, which together with his salary is consistent with the guidelines used for all of the Company's executive officers.


         The Committee has concluded that Mr. Paul D. Meringolo's performance warrants the compensation for 1999 as reflected in the Summary Compensation table on page 6.

                                            The Compensation Committee

                                            Bernard Wengrover
                                            Dr. Philip F. Corso
                                            Dr. Thomas A. Nicosia

Stockholder Return Performance Graph

         Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor 500 Stock Index, Standard & Poor Healthcare (Medical Products and Supplies) Industry and a Peer Group Index for the period of five years commencing April 1, 1994 and ending March 31, 1999.

         The Peer Group Index is comprised of the following publicly traded companies, all of whom are contained within the Standard Industry Code 3841:

Acme United Corp                     Meridian Medical Technology Inc.
Alliance Imaging Inc.                Personal Diagnostics Inc.
Allied Healthcare Products, Inc.     Protocol Systems, Inc.
Graham Field Health Products


Research Data Group                           Peer Group Total Return Worksheet

Medical Action Inds Inc (MDCI)
                                             Cumulative Total Return
                                      -------------------------------------
                                        3/94  3/95  3/96  3/97  3/98  3/99

Medical Action Industries Inc.          100    47    83   119   172   122
Peer Group                              100    97   112   114   125    54
S&P 500                                 100   116   153   183   271   321
S&P Health Care (Medical Products
   & Supplies)                          100   146   217   238   344   452


None of the companies in the Peer Group offers a fully comparable range of products and services. The returns of each company have been weighed according to their respective stock market capitalization for purposes of arriving at a peer group average.

         The line graph assumes that $100 was invested on April 1, 1994 in each of the companies' common stock, the Standard & Poor 500 Stock Index, Standard & Poor Health Care (Medical Products & Supplies) Index and the Peer Group Index and that all dividends were reinvested.

Employment Agreement

         In February, 1993, the Company entered into an Employment Agreement with Paul D. Meringolo. The Agreement, as amended, presently covers the five year period ending March 31, 2002 and provides for a salary at an annual rate of $195,000, together with cost of living increments and the reimbursement of medical expenses not otherwise covered by the Company's medical plans, up to a maximum of $5,000. The Agreement further provides that in the event there is a change in control of the Company, as defined therein, or in any person directly or indirectly controlling the Company, as also defined therein, Mr. Meringolo has the option, exercisable within six months of becoming aware of such event, to terminate his Employment Agreement. Upon such termination, Mr. Meringolo has the right to receive as a lump sum payment an amount equal to the compensation remaining to be paid for the balance of the term of the Agreement.

1989 NON-QUALIFIED STOCK OPTION PLAN

         The 1989 Non-Qualified Stock Option Plan (the "Plan"), which expires October 24, 2009, was approved by the stockholders in October 1990 and amended in September 1992, August 1996 and August 1998 and covers 2,150,000 shares of the Company's Common Stock. Under the terms of the Plan, the purchase price of the shares subject to each option granted will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by the Board of Directors, but may not exceed five (5) years and ten (10) years for options granted after August 1998. During fiscal 1999, options were granted under the Plan to purchase 184,000 shares of Common Stock, none of which were to the named executives, at exercise prices ranging between $2.63 and $3.875.

         As the Company's principal stock option plan, along with the Stock Incentive Plan, it is intended to serve as an additional incentive to all employees and key individuals to devote themselves to the future success of the Company by providing them with an opportunity to increase their proprietary interest in the Company through the receipt of options to purchase the Company's Common Stock.

         Subject to the terms of the Plan, the Board of Directors or the Stock Option Committee may determine and designate those employees, consultants and Directors who are to be granted stock options under the Plan and the number of shares to be subject to such options and, as hereinafter described, the nature and terms of the options to be granted. The Board of Directors or the Stock Option Committee shall also, subject to the express provisions of the Plan, have authority to interpret the Plan and to prescribe, amend, and rescind the rules and regulations relating to the Plan.

1994 Stock Incentive Plan

         The Company's Board of Directors and stockholders have approved the 1994 Stock Incentive Plan (the "Incentive Plan"), which presently covers 850,000 shares of the Company's Common Stock. The Incentive Plan, which expires in 2004, permits the granting of incentive stock options, shares of restricted stock and non-qualified stock options. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Stock Option Committee, who determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards. The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. During fiscal 1999, options were granted under the Incentive Plan to purchase 260,000 shares of Common Stock, all of which were to named executives, at exercise prices ranging from $2.63 to $3.375 per share.

1996 Non-employee Director Stock Option Plan

         The Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the stockholders in August, 1996 and covers 100,000 shares of the Company's common stock. Under the terms of the Directors Plan, each non-employee director of the Company will be granted each year an option to purchase 2,500 shares of the Company's common stock. The authorization for grants under the Directors Plan will expire after the annual meeting in 2006. The Company believes that the Directors Plan will encourage stock ownership by non-employee directors, thus benefiting stockholders by giving such directors a proprietary interest in the Company. Also, the Directors Plan will enhance the Company's ability to attract, retain and suitably reward directors of exceptional ability, upon whose leadership and management skills the Company's future rests in large part.

Medical Action Industries Inc. Retirement Plan

         The Company has adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the "Retirement Plan") for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Retirement Plan. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute up to 15% of his compensation, as defined therein.

Each participant's contribution vests immediately.

         In addition, the Retirement Plan provides for discretionary Company contributions, up to a maximum of 3% of such participant's compensation. Each participant's portion of the discretionary contribution vests over a period of four years.

         For the fiscal year ended March 31, 1999, contributions under the Retirement Plan for Messrs. Meringolo, Satin, Marsh and Liu were approximately $1,750, $2,161, $2,294 and $1,156, respectively, and $7,361 for all officers as a group.

Change In Control Arrangements

         The Company has entered into agreements with three of its executive officers, Messrs. Paul D. Meringolo, Satin and Marsh, which provide certain benefits in the event of a change in control of the Company. A "change in control" of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (i) such executive's highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

         Prior to a change in control, the rights and obligations of the executive with regard to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company. The agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control.

         The Company has also entered into a similar agreement with one of its senior managers.

            RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors recommends that the stockholders approve the appointment of Grant Thornton LLP as the Company's independent certified public accountants to examine the financial statements of the Company for the fiscal year ending March 31, 2000. A representative of the firm plans to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


                              CERTAIN TRANSACTIONS

         During fiscal 1999 the Company made additional loans to its CEO, Paul
D. Meringolo and Vice President of Operations, Richard G. Satin and Vice President of Sales and Marketing, Daniel F. Marsh. As of March 31, 1999 the aggregate balance of such loans due from Mr. Meringolo was $258,238, $142,463 for Mr. Satin and $83,755 for Mr. Marsh. This indebtedness is evidenced by interest free demand notes and included in the Summary Compensation Table.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Pursuant to Section 16(a) of the Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock ("reporting persons") are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal 1999 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Act of 1934.


                             ADDITIONAL INFORMATION

         The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

         Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than April 1, 2000 to be considered for inclusion in the Company's next Proxy Statement.

         A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not to be considered proxy soliciting material.

                                    By Order of the Board of Directors,




                                    Richard G. Satin
                                    Vice President of Operations
                                    and General Counsel

Dated:   Hauppauge, New York
         July 1, 1999

                         MEDICAL ACTION INDUSTRIES INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


         The undersigned hereby appoints Paul D. Meringolo and Richard G. Satin, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the "Company") to be held on August 17, 1999 at 9:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned directed below, and in their discretion upon such other matters as may come before the meeting.

[X]      Please mark your votes as in this example.

1.       Election of Directors:     FOR [  ]         WITHHELD [  ]

         For, except vote withheld for the following nominee(s):

         ---------------------------------------------------


NOMINEE:          Dr. Philip F. Corso

2. Approval of the ratification of Grant Thornton LLP as independent public auditors of the Company for the fiscal year ending March 31, 2000.

                  FOR [  ]     AGAINST [  ]               ABSTAIN [  ]

                               Date              ____________________________

                               Signature         ____________________________

                               Signature         ____________________________

                               NOTE:  Please sign as name appears hereon.
                               Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.